UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Malone, Lawrence G.
   800 Third Avenue, 18th Floor
   New York, NY  10022
2. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/31/1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Global Sales and Marketing
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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No shares are owned by the |      |    | |                  |   |           |                   |      |                           |
Reporting Person.          |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Time-based options (Ri|$5.85   |-    |-   |-|           |   |(1)  |01/01|Common Stock|10,000(|-      |10,000(2)   |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/05  |            |2)     |       |            |   |            |
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Time-based options (Ri|$5.85   |-    |-   |-|           |   |(3)  |01/01|Common Stock|33,333(|-      |33,333(2)   |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/06  |            |2)     |       |            |   |            |
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Time-based options (Ri|$9.00   |-    |-   |-|           |   |(4)  |12/31|Common Stock|40,200(|-      |40,200(2)   |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/03  |            |2)     |       |            |   |            |
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Time-based options (Ri|$6.50   |-    |-   |-|           |   |(5)  |05/27|Common Stock|33,333(|-      |33,333(2)   |D  |-           |
ght to buy)           |        |     |    | |           |   |     |/02  |            |2)     |       |            |   |            |
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Time-based options (Ri|$5.00   |01/01|A   |V|27,000     |A  |(6)  |01/01|Common Stock|27,000(|-      |27,000(2)   |D  |-           |
ght to buy)           |        |/98  |    | |           |   |     |/08  |            |2)     |       |            |   |            |
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Time-based options (Ri|$5.50   |01/01|A   |V|60,000     |A  |(7)  |01/01|Common Stock|60,000(|-      |60,000(2)   |D  |-           |
ght to buy)           |        |/98  |    | |           |   |     |/08  |            |2)     |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Each of these options is currently vested and
exercisable.
(2) All options vest and become exercisable upon a change-in-control of the Company.
(3) Options to purchase shares of Common Stock vested and became exercisable as to 33.34% of the total number of options granted on January 1, 1997 and as to 33.33% on January 1, 1998 and the remainder will vest and become exercisable thereafter on each successive anniversary date to the extent of 33.33% of the total number of options
granted.
(4) Options to purchase shares of Common Stock vested and became exercisable as to 33.34% of the total number of options granted on January 1, 1998 and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 33.33% of the total number of options granted.
(5) Options to purchase shares of Common Stock vested and became exercisable as to 33.34% of the total number of options granted on May 27, 1998 and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 33.33% of the total number of options granted.
(6) Options to purchase shares of Common Stock will vest and become exercisable commencing on January 1,
1999 to the extent of 33.34% of the total number of options granted and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 33.33% of the total number of options granted.
(7) Options to purchase shares of Common Stock will vest and become exercisable commencing on January 1,
1999 to the extent of 25% of the total number of options granted and the remainder will vest and become exercisable on each successive anniversary date thereafter to the extent of 25% of the total number of options granted.
SIGNATURE OF REPORTING PERSON
/s/ Lawrence Malone, by Sheldon Goldman, Attorney-in-fact
DATE
August 7, 1998